Page 1 of 11 HYDRO ONE LIMITED COMPENSATION RECOUPMENT POLICY Incentive compensation received by executives and certain employees with material oversight responsibility over financial statements of Hydro One Limited (the “Company”, and including its subsidiaries, “Hydro One”) is subject to recoupment in the circumstances set out in this compensation recoupment policy (this “Policy”). 1.0 Application This Policy applies to each employee of Hydro One who is or becomes a Designated Individual on or after the effective date, and applies to all Incentive Compensation granted or paid to the employee on or after the later of (i) October 8, 2015 or February 10, 2017, as may be applicable, and (ii) the date the employee first became a Designated Individual. The amendments to this Policy made on the amended and restated date apply to each employee of Hydro One who is or becomes a Designated Individual on or after the amended and restated date, and apply to all Incentive Compensation granted, paid or payable to the employee, or for which a performance measure was satisfied or met, on or after the later of (i) the amended and restated date and (ii) the date the employee first became a Designated Individual. Persons who become subject to this Policy remain subject to this Policy even if they cease to be a Designated Individual, or cease to be an employee of Hydro One. However, except as provided in Schedule A, this Policy does not apply to dividend equivalents which may be credited after the date the employee first became subject to this Policy which relate to awards granted prior to such date. While Hydro One has a class of securities listed on the NYSE (the “Exchange”), certain Designated Individuals are subject to recoupment under the Stock Exchange Recoupment Policy set out in Schedule A to this Policy which has been adopted in compliance with the requirements of Section 10D of the Securities Exchange Act of 1934 and the listing standards of the Exchange. 2.0 Definitions For purposes of this Policy: “Designated Individual” means (i) any Executive Officer; (ii) any Senior Executive; and (iii) any other Hydro One employee with material oversight responsibility over those who prepare Hydro One’s financial statements, as designated from time to time by the Chief Executive Officer of the Company. “Executive Officer” has the meaning given to this term in National Instrument 51-102 Continuous Disclosure Obligations. “Financial Reporting Measure” has the meaning given in Schedule A. “Financial Restatement” has the meaning given in Schedule A.

Page 2 of 11 “Incentive Compensation” means that portion of a Designated Individual’s total compensation from Hydro One that is related to achieving financial or other performance goals, whether or not such compensation has been paid or vested, as applicable. Incentive Compensation includes cash bonuses, options, share appreciation rights, restricted share units, performance share units, restricted shares and all equivalents and other equity- based compensation. “Recoupment Amount” means the amount determined under this Policy, including the Restatement Recoupment Amount (as defined in Schedule A). “Restatement Date” has the meaning given in Schedule A. “Senior Executive” means a Hydro One employee who holds a role of vice-president or above but who is not an Executive Officer. 3.0 When Is Incentive Compensation Subject to Recoupment 3.01 Recoupment as Required by Law Any right of recoupment under this Policy, including Schedule A of this Policy, is in addition to, and not in lieu of, any recoupment required by any applicable law, rule or regulation, stock exchange rule or regulatory body having jurisdiction over Hydro One from time to time; provided, however, that any amounts recouped under this Policy (including Schedule A of this Policy) shall count toward any other required recoupment and vice versa, to the fullest extent permitted by applicable law. 3.02 Recoupment due to Financial Restatement In the event of a Financial Restatement, Hydro One will be entitled to recoup some or all of the Incentive Compensation, or benefit thereof, granted or paid to any current or former employee of Hydro One who served as a Designated Individual at any time during the three fiscal years completed immediately preceding the Restatement Date, provided that, except as required under Schedule A, the Recoupment Amount shall not exceed the excess over the amount of Incentive Compensation as originally calculated or determined for the Designated Individual over the amount of Incentive Compensation that would have otherwise been granted or paid or become payable to the Designated Individual based on the restated financial results, calculated on an after-tax basis (in the case of a Designated Individual who served as a Designated Individual other than as an Executive Officer (as defined in Schedule A) at any time during the three fiscal years completed immediately preceding the Restatement Date). Recoupment under this subsection 3.02 due to a Financial Restatement does not apply where the date the applicable interim or annual financial statements reflecting the relevant Financial Restatement were first publicly disclosed or filed on the System for Electronic Document Analysis and Retrieval administered by the Canadian Securities Administrators at www.sedarplus.ca is more than three years prior to the Restatement Date (the “restatement relevant period”).

Page 3 of 11 For the avoidance of doubt, this Policy will only apply in situations where a financial restatement is the result of significant non-compliance (intentional or otherwise) with financial reporting requirements under applicable laws, rules and regulations. 3.03 Incorrect Measurement of Performance Metrics If an error in any Financial Reporting Measure or operating measure used to determine the size of an Incentive Compensation grant or payout to a current or former employee of Hydro One who at the time of such determination was a Designated Individual is discovered and the error occurred within the three years preceding the date the error is discovered (the “measurement error relevant period”), Hydro One will be entitled to recoup Incentive Compensation, or the value of the benefit realized therefrom, from such individual. The Recoupment Amount shall not exceed the excess over the amount of Incentive Compensation that would have been granted or paid or the benefit therefrom that would have been realized, based on the correct Financial Reporting Measure or operating measure. 3.04 Wrongdoing and other Acts or Omissions If Hydro One determines, in its sole discretion, that a Designated Individual committed an act or omission: (i) that has resulted in material financial or reputational damage to Hydro One, regardless of fault or misconduct, or (ii) that involved any wrongdoing, negligence, misconduct, or a violation of any of Hydro One’s policies or procedures (including Hydro One’s Code of Business Conduct) or of any applicable legal or regulatory requirements, Hydro One will be entitled to recoup Incentive Compensation from such Designated Individual. 4.0 Recoupment Process 4.01 Determination of Recoupment Amount In determining that a Designated Individual’s Incentive Compensation is subject to recoupment under section 3.0 and, if so, the Recoupment Amount, Hydro One may take into account any factors it deems relevant, including: (a) the individual’s position and degree of responsibility for the Financial Restatement or error in measuring the applicable performance metrics; (b) the availability of other remedies to Hydro One; (c) any actual or potential penalties or punishments which regulators or third parties may impose on the relevant individual or Hydro One; and

Page 4 of 11 (d) the cost and likely outcome of any potential litigation relating to the recoupment, and whether recoupment may prejudice any other interests of Hydro One, including its interest in any related proceeding or investigation. 4.02 Determinations and Due Process Unless otherwise specified in this Policy, all determinations under this Policy to be made by Hydro One will be made by the board of directors of Hydro One (the “Board”) or a committee thereof, and all such determinations will be final and binding on all interested parties. A Designated Individual whose Incentive Compensation is subject to recoupment under this Policy will be provided with written notice of the intention to recoup amounts under this Policy, an indication of the intended Recoupment Amount and a reasonable summary of the reasons therefor. Such individual will be provided with the opportunity to be heard by the Board or the applicable committee thereof, which hearing may be in-person, telephone, video call or other electronic means, or in writing, as determined by the Board or the relevant committee thereof. Notwithstanding the foregoing, in all cases Hydro One will seek to recover any Recoupment Amount reasonably promptly after the occurrence of any of the events described in this Policy giving rise to such an amount. 4.03 Procedure for Recoupment In recovering any Recoupment Amount under this Policy, Hydro One may: (a) to the extent that Incentive Compensation to be received at any time during or related to the relevant restatement relevant period or measurement error relevant period, as applicable, to which the applicable individual would otherwise be entitled has not yet been paid, transferred or otherwise made available to the Designated individual, (i) adjust the size of the Designated Individual’s award, the applicable performance metrics, the resulting payout and/or distribution under any Incentive Compensation; and/or (ii) cancel, or require such individual to forfeit, the receipt or payment of all or part of such Incentive Compensation, valuing any forfeited restricted share unit, performance share unit, restricted share, option and share appreciation right as of the date of forfeiture as specified in Section 4.03(e) below; and/or (b) require reimbursement or repayment to Hydro One of an amount equal to the net after-tax benefit of cash-settled short-term or long-term Incentive Compensation that has been paid to the relevant individual in respect of all or any portion of the restatement relevant period or measurement error relevant period, as applicable; and/or (c) require payment to Hydro One of an amount equal to the net after-tax benefit to the individual from (i) each restricted share unit, performance share unit and restricted share settled during the restatement relevant period or measurement error relevant period, as applicable, and (ii) each option or share appreciation right

Page 5 of 11 exercised by the Designated Individual during the restatement relevant period or measurement error relevant period, as applicable, in each case valuing the benefit as at the date of settlement or exercise, as applicable, of the award as specified in Section 4.03(e) below; and (d) to the extent the applicable Recoupment Amount is not immediately recovered by forfeiture or cancellation of unpaid Incentive Compensation pursuant to Section 4.03(a) or by payment by the individual following a written demand for reimbursement or payment pursuant to Section 4.03(b) or (c), Hydro One may, to the fullest extent permitted by applicable law: (i) deduct the Recoupment Amount, or any unrecovered portion thereof, from salary, wages, Incentive Compensation and/or any other compensation, whether or not such compensation is to be received at any time during or related to the relevant restatement relevant period, measurement error relevant period or misconduct relevant period, as applicable, owing, awarded or payable by Hydro One to the applicable Designated Individual; and/or (ii) withhold, forfeit and/or cancel any Incentive Compensation of the Designated Individual; and/or (iii) cancel or set-off against planned future grants of Incentive Compensation to the Designated Individual; and/or (iv) require reimbursement or repayment of amounts previously received by the Designated Individual and commence legal proceedings to seek recovery of the Recoupment Amount and bring any other actions against the Designated Individual which it may deem necessary or advisable to recover all of the Recoupment Amount; and/or (v) set off against any other amounts payable to the Designated Individual not relating to such period to make up for any unrecovered portion of the Recoupment Amount. For purposes of this Policy, other than Schedule A of this Policy: (e) the benefit to the individual before tax of (i) each restricted share unit, performance share unit and restricted share settled during the restatement relevant period or measurement error relevant period, as applicable, as of any date is the fair market value of a common share of the Company on such date and (ii) each option or share appreciation right exercised by the affected individual during the restatement relevant period or measurement error relevant period, as applicable, as of any date is the amount, if any, by which the fair market value of a common share of the Company exceeded the exercise price for the option or share appreciation right exercised on such date; and

Page 6 of 11 (f) after-tax amounts and recoverable tax amounts shall be calculated at the highest marginal federal and provincial, state and/or local income tax rate that the employee would have paid in the jurisdiction in which the employee resides. 5.0 General This Policy and the remedies available under this Policy are in addition to any other action, remedy or other claim or cause of action available to Hydro One against the applicable Designated Individual under applicable law, up to and including termination of employment and/or legal action for breach of fiduciary duty. 6.0 No Indemnification or Compensation for Recoupment Notwithstanding any provision of the Articles or By-Laws of the Company or of any agreement between the Company and an employee, employees are not entitled to be indemnified for any portion of any Incentive Compensation which is subject to recoupment under this Policy or any taxes previously paid or other costs associated with the receipt of such Incentive Compensation or application of this Policy and no employee will be entitled to any compensation or damages in respect of any portion of any Incentive Compensation which is recouped pursuant to this Policy. Recoupment under this Policy shall not be considered to be or give rise to an event or action of the Company constituting “good reason” for resignation (or any similar concept) under any agreement, incentive plan or award of the Company. 7.0 Termination and Amendment Subject to Section 10D of the Securities Exchange Act of 1934 and the listing standards of the Exchange, as applicable, this Policy may be terminated or amended at any time by the Board. 8.0 Effective Date This Policy was amended and restated on November 13, 2025 (the “amended and restated date”). Any employment agreement or incentive award or similar agreement entered into or amended after the effective date of this Policy may, as a condition to the grant of any benefit covered by such agreement or award, require the affected employee to contractually agree to abide by the terms of this Policy. This Policy will be reviewed and updated periodically to reflect current market practice.

Page 7 of 11 SCHEDULE A Stock Exchange Recoupment Policy 1.0 Purpose This Stock Exchange Recoupment Policy provides for the recoupment by Hydro One Limited (the “Company”, and including its subsidiaries, “Hydro One”) of certain incentive-based compensation in the event of a Financial Restatement and has been adopted in compliance with the requirements of Section 10D of the Securities Exchange Act of 1934 and the listing standards of the NYSE (the “Exchange”). It shall apply so long as the Company has a class of securities publicly listed on a United States national securities exchange or a national securities association. 2.0 Definitions For purposes of this Stock Exchange Recoupment Policy: “Board” means the board of directors of the Company. “Committee” means the Human Resources Committee of the Board or, in the absence of such committee, a majority of independent directors serving on the Board. “Executive Officer” means, with respect to the Company, (i) its president, (ii) its principal financial officer, (iii) its principal accounting officer (or if there is no such accounting officer, its controller), (iv) any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), (v) any other officer who performs a policy-making function for the Company (including any officer of Hydro One if they perform policy-making functions for the Company), and (vi) any other person who performs similar policy-making functions for the Company. “Financial Reporting Measure” means any (i) measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) stock price, (iii) total shareholder return, and (iv) any measures that are derived wholly or in part from any measure referenced in (i), (ii) or (iii). Such measures need not be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to constitute a Financial Reporting Measure. “Financial Restatement” means an accounting restatement of any of the interim quarterly or annual consolidated financial statements of the Company due to the material non-compliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct: (a) an error in previously issued financial statements that is material to the previously issued financial statements, or

Page 8 of 11 (b) an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, but does not include (1) an out-of-period adjustment (i.e., the correction of an immaterial error in previously-issued financial statements, provided that such correction is immaterial to the current period), (2) an accounting restatement pursuant to an order issued by an applicable securities regulatory authority (provided such order is unrelated to any material non-compliance of the Company with any financial reporting requirement under securities laws), (3) the retrospective application of a change in accounting principles, (4) the retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization, (5) a retrospective reclassification due to a discontinued operation, (6) the retrospective application of a change in reporting entity, such as from a reorganization of entities under common control, (7) retrospective adjustments to provisional amounts in connection with a prior business combination, and (8) retrospective revision for stock splits, stock dividends, or other changes in the Company’s capital structure. “FRM-Based Incentive Compensation” means any compensation that is: (a) granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; or (b) determined based on (or otherwise calculated by reference to) compensation in (a) above (this may include, without limitation, amounts under any long-term disability, life insurance or supplemental retirement or severance plan or agreement, any notional account that is based thereon, as well as any earnings or dividend equivalents accrued thereon). “Restatement Recoupment Amount” means the amount determined under subsection 4.01 of this Stock Exchange Recoupment Policy. “Received”, with respect to FRM-Based Incentive Compensation, occurs in the Company’s fiscal period during which the Financial Reporting Measure applicable to such FRM-Based Incentive Compensation is attained, even if the grant or payment of the FRM-Based Incentive Compensation occurs after the end of that period. “Recoupment Period” means the three fiscal years completed immediately preceding the date of any applicable Restatement Date plus any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year. “Restatement Date” has the meaning set out in section 3.0 of this Stock Exchange Recoupment Policy.

Page 9 of 11 3.0 When is FRM-Based Incentive Compensation Subject to Recoupment? In the event of a Financial Restatement, FRM-Based Incentive Compensation shall be subject to recoupment under this Stock Exchange Recoupment Policy as of the date (the “Restatement Date”) which is the earlier to occur of: (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement; or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement. Notwithstanding the foregoing, recoupment will not apply to FRM-Based Incentive Compensation Received (i) by a person prior to October 2, 2023, (ii) prior to the date the person became an Executive Officer, or (iii) by a person if they were not an Executive Officer during the performance period applicable to such FRM-Based Incentive Compensation. 4.0 Recoupment Process for FRM-Based Incentive Compensation 4.01 Determination of Restatement Recoupment Amount Subject to subsection 4.03, the “Restatement Recoupment Amount” shall be the amount by which the FRM-Based Incentive Compensation Received by the Executive Officer during the Recoupment Period exceeds the amount the Executive Officer would have Received during that period had it been determined based on the restated amounts in the Financial Restatement, measured on a before-tax basis, as determined by the Committee. Where the Restatement Recoupment Amount is not subject to mathematical recalculation directly from the information in the Financial Restatement (such as if it is based on stock price or total shareholder return), then (i) the amount will be based on a reasonable estimate of the effect of the Financial Restatement on the applicable Financial Reporting Measure, (ii) the Company will maintain documentation related to that determination, and (iii) the Company will provide such documentation to the Exchange. 4.02 Procedure for Recoupment The Company will reasonably promptly recover the Restatement Recoupment Amount. The Committee shall determine, in its sole discretion and subject to applicable law, the method for recovery of any Restatement Recoupment Amount, which to the fullest extent permitted by applicable law may include any one or more of the following:

Page 10 of 11 (a) withholding, forfeiting and/or cancelling any incentive compensation/the FRM-Based Incentive Compensation of the Executive Officer; and/or (b) deducting amounts from salary, wages, and/or any other compensation payable to the individual to the maximum extent permissible pursuant to applicable employment standards legislation, if any; and/or (c) cancelling or setting-off against planned future grants of incentive compensation/FRM- Based Incentive Compensation; and/or (d) requiring repayment of FRM-Based Incentive Compensation amounts previously received by the individual; and/or (e) setting off against any other amounts payable to the individual. Except as set forth in subsection 4.03 below, the Company may not accept an amount that is less than the Restatement Recoupment Amount in satisfaction of the Executive Officer’s obligations under this Stock Exchange Recoupment Policy. To the extent that an Executive Officer has already reimbursed or repaid the Company for any Restatement Recoupment Amount received under any duplicative recovery obligations established by the Company or applicable law, such amount shall be credited to the Restatement Recoupment Amount that is subject to recovery under this Stock Exchange Recoupment Policy. 4.03 Exceptions to FRM-Based Incentive Compensation Recoupment Requirement Notwithstanding anything to the contrary in this Stock Exchange Recoupment Policy, the Company may elect not to recover some or all of the Restatement Recoupment Amount to the extent the Committee determines that recovery would be impracticable and one or more of the following conditions, and any other requirements of applicable law, are met: (a) the direct expense paid to a third party to assist in enforcing this Stock Exchange Recoupment Policy would exceed the Restatement Recoupment Amount, and the Company (i) has made a reasonable attempt to recover the Restatement Recoupment Amount, (ii) documented such attempt, and (iii) provided such documentation to the Exchange; (b) recovery of the Recoupment Amount by the Company would violate applicable laws in Canada that were adopted prior to November 28, 2022, and the Company (i) has obtained an opinion of Canadian counsel that recovery would result in a violation of such laws and (ii) has provided such opinion to the Exchange; or (c) recovery of the Restatement Recoupment Amount would likely cause an otherwise tax- qualified retirement plan, under which benefits are broadly available to employees of the

Page 11 of 11 Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986, as amended. 4.04 No Indemnification or Compensation for Recoupment Notwithstanding any provision of the Articles or By-laws of the Company or of any agreement between the Company and an employee, employees are not entitled to be indemnified for any portion of any FRM-Based Incentive Compensation which is subject to recoupment under this Policy or any taxes previously paid or other costs associated with the receipt of such FRM-Based Incentive Compensation or the application of this Stock Exchange Recoupment Policy. 4.05 Administration The Committee shall administer this Stock Exchange Recoupment Policy and may make all determinations under it, and all such determinations will be final and binding on all interested parties.